Exhibit 10.1

CONSULTANCY AGREEMENT

            THIS CONSULTANCY AGREEMENT (the "Agreement") is effective as of this 1st  day of October, 2005, between Bellacasa Productions, Inc., a corporation having its principal place of business at 26 Chestnut Street, Suite 2L, Andover, MA 01810 (hereinafter referred to as the "Company"), and Stuart J. (Skip) Hamill, an individual residing at ________________ (hereinafter referred to as "Consultant").  Company and Consultant are hereinafter sometimes individually referred to as the "Party" and jointly as the "Parties."

The Parties hereto have agreed as follows:

            1.         Consultancy:

                        a.         Consultant agrees to advise and assist Company and Company's affiliates in connection with their activities in securing United States and European approval for the marketing of the Company’s products.  For the purpose of this Agreement, affiliate shall mean any corporation, firm, partnership or other legal entity, which, directly or indirectly, is controlled by, is in control of or under common control with Company.

                        b.         Requests for consulting services under this Agreement may be made on behalf of Company by, and reports required hereunder shall be made to Mr. Steve Preiss and/or Mr. Ed  Reilly.

                        c.         Consultant will submit reviews and reports in writing in such form and at such time as Company may reasonably request.

            2.         Payments:

                        a.         As full compensation for Consultant's services, Company will pay, or cause to be paid or granted to Consultant:

                                   i.      A monthly fee of 15,000 shares of the Company common stock or prorated part thereof, for time spent by Consultant in providing consultancy services requested by Company.  It is anticipated Consultant will provide an average of forty (40) hours per month in consulting services to Company.

                                  ii.      150,000 shares of the company stock based upon the company achieving certain milestones as provided is Schedule A.

                                  iii.      200,000 shares under the Company’s Stock Option Plan.  Options will be granted within thirty (30) days of signing of this Consulting Agreement.

                        b.                  Upon receipt of documentation for expenditures in accord with Company's business travel and entertainment policies and procedures, Company will reimburse Consultant at cost for reasonable out-of-pocket expenses necessarily incurred in performing consultancy services requested by Company.

                        c.                   Consultant shall maintain records of all time and expenses under this Agreement.

            3.         Duration:

                        This Agreement commences as of October 1, 2005, and continues through September 30, 2006 subject to renewal from month to month thereafter by mutual written agreement of Consultant and Company.  Either Party has the right to terminate this Agreement at any time upon thirty (30) days' prior written notice to the other.

            4.         Secrecy:

                        a.         Consultant agrees to hold in confidence and not to disclose to any third party, without Company's prior written consent, all materials and information which Consultant obtains or develops as a result of this Agreement ("Confidential Information"), unless such materials and information:

                                    i.          were known to Consultant prior to this Agreement, as evidenced by Consultant's written records;

                                    ii.          are or become generally available to the public through no fault of Consultant;

                                    iii.         are received by Consultant in good faith from a third party, not in breach of an  obligation of confidentiality;

                                    iv.         are independently developed, discovered or arrived at by Consultant without use of or reference to Confidential Information; or

                                    v.         are disclosed, pursuant to a requirement of law, provided that Consultant has complied with the provisions set forth in Paragraph 4.b.

                        b.         If Consultant becomes legally required to disclose any Confidential Information, Consultant will give Company prompt notice of such fact, so Company may obtain a protective order or other appropriate remedy concerning any such disclosure and/or waive compliance with the non‑disclosure provisions of this Agreement.  Consultant agrees to fully cooperate with Company in connection with Company's efforts to obtain any such order or other remedy.  If any such order or other remedy does not fully preclude disclosure of Confidential Information, or Company waives such compliance, Consultant agrees to make such disclosure, only to the extent such disclosure is legally required, and will use his best efforts to have confidential treatment accorded to the disclosed Confidential Information.

                        c.           Consultant shall use the Confidential Information only for the purpose of performing his obligations under this Agreement and for no other purposes..

            5.         Independent Contractor:

            This Agreement does not create an employer/employee relationship between Consultant and Company.  Consultant agrees that he renders all services hereunder as an independent contractor and not as an employee or agent of Company.  Consultant also agrees that he shall not have any rights to receive any employee benefits such as health and accident insurance, sick leave or vacation as is in effect generally for employees of Company.

            6.         Post‑Consulting Agreement Activities:

            6.1         For a period of eighteen (18) months (or for a lesser period should the Company so determine) after the termination or expiration of your Consulting with the Company hereunder, absent the Company's prior written approval, you will not directly or indirectly engage in activities similar or reasonably related to those in which you shall have engaged hereunder during the one(1) year immediately preceding termination or expiration for, nor render services similar or reasonably related to those which you shall have rendered hereunder during such one (1) years to, any person or entity whether now existing or hereafter established which directly geographically competes with the Company ("Direct Competitor") in any line of business currently engaged in by the Company, including without limitation, the development, marketing or sales of  the company’s biotechnology products and services, including without limitation, its injectable hydrogel in the fields of dermatology, gastroesophogeal reflux and urinary incontinence.  Nor shall you entice, induce or encourage any of the Company's other employees to engage in any activity which, were it done by you, would violate any provision of the Proprietary Information and Inventions Agreement or this Section 6.  As used in this Section 6.1, the term "any line of business currently engaged in by the Company" shall be applied as at the date of termination of your Consulting.

            6.2       No provision of this Agreement shall be construed to preclude you from performing the same services which the Company hereby retains you to perform for any person or entity which is not a Direct Competitor of the Company upon the expiration or termination of your Consulting so long as you do not thereby violate any term of the Proprietary Information and Inventions Agreement.

            7.         Property Rights and Publications:

                        a.         All rights in and to all data, information, reports, inventions, know‑how, improvements, designs, devices, apparatus, practices, processes, methods or products, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Consultant, his agents, servants or employees either solely or jointly with others in the course of or as a result of Consultant's consulting services for Company (the "Consulting Information") shall be and remain the sole and exclusive royalty‑free property of Company, or such other party as Company may designate, as the case may be, shall be considered trade secrets of Company or such other party subject to the confidential information requirement herein, and shall remain free of any claim of Consultant or any person deriving any rights or interest from Consultant.  At the request of Company, and at its expense, Consultant shall sign and deliver to Company all writings and do all such things as may be required to vest in Company or such other party as its absolute and exclusive property the entire right, title and interest in and to all Consulting Information.  Consultant shall take all reasonable steps to ensure the secrecy of the Consulting Information.  Consultant shall not be entitled to any further compensation or consideration for performance of the obligations under this section.

                        b.         Company or such other party may in its own discretion prepare, file and prosecute, in its own name and at its own expense, applications for foreign and U.S. letters patent on any patentable invention referred to above.  Upon request of Company and at its expense, Consultant shall assist Company in prosecuting such applications and execute and deliver any and all instruments necessary to make, file and prosecute all such applications, divisions, divisions‑in‑part, continuations or reissues thereof.

                        c.         Consultant shall not publish any Consulting Information without the prior written consent of Company that may be withheld in Company's sole discretion.

            8.         Conflicts of Interest:

                        Consultant represents and warrants that he has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights in other parties, private or public, which might interfere with, or preclude the carrying out of, the obligations under this Agreement.

            9.         Assignment:

                        The rights, benefits and duties of this Agreement are personal to Consultant and may not be assigned, transferred, or delegated to others.  Company may, however, assign this Agreement in whole or in part without Consultant's consent.  No assignment will enlarge or expand the scope of Consultant's services hereunder without the prior written consent of Consultant.

            10.       Choice of Law:

                        This Agreement shall be construed under and governed by the laws of the Commonwealth of Massachusetts, without regard to the choice of law principles of that or any other jurisdiction. The Parties hereby agree to submit to the jurisdiction of the state or Federal courts in Massachusetts solely for purposes of this Agreement.

            11.       Survival:

                        The obligations of Section 4 (Secrecy), Section 7 (Property Rights and Publications) and Section 8 (Conflicts of Interest) of this Agreement shall survive termination or expiration of this Agreement.

            12.       Notice:

                        Any notice or other written communications required or permitted to be given or made under this Agreement shall be given or made by either Party to the other in writing and shall be delivered by personal service or by first class mail, postage prepaid, or air courier addressed to a Party at the address set forth above or at such other address as one Party may give notice of to the other Party.  Notices or written communications shall be deemed to have been sufficiently given or made: (i) if by personal service, when performed; (ii) if mailed, three (3) days after being deposited in the mail, postage prepaid; or (iii) if by air courier, one (1) day after delivery to the air courier company.

            13.       Integration:

                        The terms and provisions contained in this Agreement constitute the entire agreement between the Parties hereto and supersede all prior communications or understandings with respect to the subject matter hereof.  No agreement or understanding varying or extending this Agreement will be binding, unless in writing in which this Agreement is specifically referenced and signed both by Consultant and a duly authorized officer or representative of Company.

            IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement in two exemplars, each a duplicate original, as of the date first above written.

	"Company"		"CONSULTANT"
Bellacasa Productions, Inc.

By:	/s/ Edwin A. Reilly	By:	/s/ Stuart J. (Skip) Hamill

Its:	Edwin A. Reilly Chief Executive Officer		Stuart J. (Skip) Hamill

Schedule A

Shares               Milestones

50,000                FDA approval of IDE for AquaGen

50,000                Aquagen or AquaDerm CE Mark clearance

50,000                Enrollment of 50 patients in US trials